Exhibit 10.3

EMPLOYMENT AGREEMENT

This Agreement is between The Sportsman Channel, Inc., a Delaware corporation (“Company”), and Todd D. Hansen (“Employee”), and shall be effective as of April 28, 2006 (the “Effective Date”).

1. Appointment. Employee shall serve as Company’s Senior Vice President and Director of Marketing or in such other position(s) as Employee and the Board of Directors (the “Board”) of Company shall mutually agree. Employee agrees to be a loyal employee of Company, and shall at all times faithfully and to the best of Employee’s abilities and experience, and in accordance with the standards of the business in which Company is engaged, perform substantially all duties that may reasonably be required of Employee by this Agreement and Company’s policies and procedures and the reasonable directives of the Board, which policies, procedures and directives shall be consistent with Employee’s position set forth herein.

2. Compensation.

a. Salary and Salary Review. Employee’s initial base salary shall be $208,000 per year, payable in equal installments in accordance with Company’s standard payroll practices and schedule, and subject to upward adjustment as and when Company deems appropriate; provided, however, that on each anniversary of the Effective Date during the Term (as defined below), Employee’s base salary shall automatically increase at a rate of not less than four percent (4%) and shall not at any time be decreased from the then effective amount.

b. Annual Bonus. Employee shall be eligible for an annual performance bonus in an amount up to $30,000 (the “Performance Bonus”). The Performance Bonus will be based in equal part upon Company achieving or exceeding (i) its budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) for such fiscal year (up to 33.33% of the total Performance Bonus opportunity), (ii) its budgeted revenue for such fiscal year (up to 33.33% of the total Performance Bonus opportunity), and (iii) its target number of full-time cable subscribers of the Company as of the end of such fiscal year (up to 33.33% of the total Performance Bonus opportunity) (each of (i), (ii) and (iii), a “Performance Target”). The Performance Bonus, if any, will be paid to Employee based on the actual performance of Company in relation to each Performance Target as outlined below:

Actual Percentage of Performance Target Achieved	Percentage of Bonus Due Employee

Less than 95% of a Performance Target	0% for such Performance Target

95%-95.9% of a Performance Target	10% for such Performance Target

96%-96.9% of a Performance Target	20% for such Performance Target

97%-97.9% of a Performance Target	30% for such Performance Target

98%-98.9% of a Performance Target	40% for such Performance Target

99%-99.9% of a Performance Target	50% for such Performance Target

100%-100.9% of a Performance Target	60% for such Performance Target

101%-101.9% of a Performance Target	70% for such Performance Target

102%-102.9% of a Performance Target	80% for such Performance Target

103%-103.9% of a Performance Target	90% for such Performance Target

104% or greater of a Performance Target	100% for such Performance Target

Each Performance Target will be established by, and mutually agreeable to, the Board and Employee prior to or within thirty (30) calendar days after the beginning of each fiscal year, with the 2006 Performance Targets set forth on Exhibit A hereto. Notwithstanding the foregoing, the Performance Bonus opportunity (initially $30,000 on the Effective Date) shall automatically increase at a rate of not less than four percent (4%) on each anniversary of the Effective Date during the Term and shall not at any time be decreased from the then effective amount. The Performance Bonus, if any, will be prorated, in good faith by the Board, with respect to any partial year of employment, whether or not such partial year is caused by the beginning or end of Employee’s employment with Company, based on the number of days that Employee is employed during such year. The Performance Bonus, if any, will be paid within thirty (30) calendar days following the completion of the Company’s annual audited financial statements for the relevant fiscal year.

3. Fringe benefits.

a. Insurance. Employee and Employee’s dependents shall be eligible for coverage under the group insurance plans made available from time to time to Company’s executive and management employees, including, without limitation, life insurance and health insurance. Company agrees to pay one hundred percent (100%) of the group health insurance premiums necessary for Employee and Employee’s dependents to participate in Company’s group health insurance plan during the Term.

b. Expenses. Subject to Company’s regular policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with Employee’s performance of Employee’s duties under this Agreement; provided, however, that Company shall in all cases have the right to reasonably require Employee to document, in a manner satisfactory to Company, all expenses for which Employee seeks reimbursement under this subsection.

c. Miscellaneous Benefits. Employee shall receive all fringe benefits that Company may from time to time make available generally to its executive and management employees, including, without limitation, Company’s 401(k) profit sharing plan together with its Company matching and profit sharing contributions.

4. Paid Leave.

a. Vacation. During each calendar year of continuous, full-time employment (including calendar year 2006), Employee will be eligible to earn up to twenty-five (25) days of paid vacation time. Vacation time shall be earned incrementally during the calendar year, so that, upon termination, for whatever reason, of Employee’s employment, Company shall pay Employee the cash value of Employee’s vacation entitlement earned during the year of termination, less the value of the vacation time used during that calendar year, plus all unused vacation entitlement from prior calendar years but not in excess of the Accrual Cap (as defined below). Vacation time unused during the calendar year in which it is earned shall carry over to the following years until used or paid in the manner set forth above up to a maximum of ten (10) days of unused vacation time (the “Accrual Cap”), after which any vacation time unused during such prior calendar year shall be forfeited. Paid vacation is a benefit of time, not money; therefore, Employee shall not be entitled to payment in lieu of taking earned vacation time, except on termination of Employee’s employment with Company in the manner set forth above. Except with Company’s prior written consent and in Company’s sole discretion, Employee shall not use more than ten (10) consecutive business days of vacation time at any one time. No vacation time shall accrue during any paid or unpaid leave of more than thirty (30) calendar days. Employee hereby expressly agrees that upon the termination, for whatever reason, of Employee’s employment, Company may deduct from any sum that otherwise would be payable to Employee the value of any paid vacation time taken by Employee in excess of the paid vacation time earned by Employee during the calendar year in which such termination occurs.

b. Sick Leave and Holidays. Employee shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to Company’s executive and management employees.

5. Confidential Information; Conflicting Activities. As a condition to the Company’s entry into this Agreement, Employee agrees to enter into and comply with the terms of that certain Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation provided to Employee herewith (“Restrictive Covenant Agreement”).

6. Confidentiality. During and after the term of this Agreement, Employee shall not disclose any material term of this Agreement to any person or entity, except that Employee may disclose any such information as required by subpoena or court order, or to an attorney or tax or financial adviser to the extent necessary to obtain professional advice or to enforce this Agreement. In addition, Employee may disclose such information to members of Employee’s immediate family. Notwithstanding any provision hereof to the contrary, Employee shall not be restricted in any fashion from giving truthful testimony in any legal or regulatory proceeding, making any necessary or appropriate filings with any governmental entity or from truthfully discussing any matter with any representative or agent of the United States Government or any of its agencies; provided that Employee shall at the earliest practicable date provide a copy of any subpoena or court order requesting or compelling such testimony to Company’s Secretary, it being the parties’ intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of any such information or giving of testimony.

7. Source of Payments. All payments to be made to Employee under this Agreement shall be paid from Company’s general funds. No special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Neither this Agreement nor any action taken hereunder shall be construed to create a trust of any kind. To the extent that any person has any right to receive payments from Company under this Agreement, that right shall be no greater than the right of any unsecured creditor of Company, except to the extent otherwise provided by applicable law with respect to wages and benefits due Company’s employees generally.

8. Relationship Between this Agreement and Other Company Publications. In the event of any conflict between any term of this Agreement and any Company contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control; provided, however, that with regard to Company retirement plans that are qualified under § 401(a) of the Internal Revenue Code of 1986, as amended, and Company welfare benefit plans, the summary plan descriptions and plan documents associated with each such plan shall control over the terms of this Agreement, with the exception of Company’s agreement to pay one hundred percent (100%) of health insurance premiums as provided in Section 3(a), above.

9. Term and Termination.

a. Term. The term (the “Term”) of this Agreement shall be five (5) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein.

b. Termination by Company Without Cause. Company may in its sole discretion terminate this Agreement at any time without Cause (as defined below). If Company does so, following Employee’s execution of (i) a legal release in the form attached hereto as Exhibit B, (ii) an acknowledgement of Employee’s continuing obligations regarding the confidentiality of Company’s proprietary information and trade secrets as set forth herein, and (iii) an agreement in a form reasonably satisfactory to Company to treat as confidential information of Company the circumstances of Employee’s separation from Company and compensation received by Employee in connection with that separation: (A) Company shall continue to pay Employee’s then-current annual base salary until the later of (i) the end of the Term or (ii) nine (9) months following the date of termination, payable in equal installments, less legally required withholdings, pursuant to Company’s normal payroll practices and schedule; (B) Company shall pay Employee, no later than the first regular Company pay date following the date of termination, for any vacation that he has accrued but not used in the manner set forth in Section 4(a), above; (C) Company shall pay Employee the prorated portion of Employee’s Performance Bonus, if any, in the calendar year in which the termination occurs; (D) all unvested Company stock options or restricted Company stock held by Employee will, as of the date of termination, notwithstanding any contrary term contained in the award or restricted stock agreements applicable thereto, immediately and automatically vest or all restrictions applicable thereto will lapse, as the case may be, provided that any right to exercise any vested options will be as set forth in Employee’s applicable stock option grant notice, stock option agreement and the Company’s 2006 Stock Incentive Plan or other applicable stock incentive plan; (E) Company shall pay the total cost of group health insurance continuation coverage for Employee and his dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), through the later of (i) the end of the Term or (ii) nine (9) months following the date of termination; provided, however, that Employee and his dependents will be solely responsible for electing such COBRA coverage within the required time periods; and (E) Company will pay Employee all payments required to satisfy any exercise of the Put Option set forth in Section 10 hereof. Because this subsection is intended to provide compensation and benefits to enable Employee to support himself in the event of Employee’s loss of employment under certain circumstances specified herein, Employee’s right to compensation and benefits under this subsection shall not be triggered solely by a Change of Control (as defined below), except as provided in Section 9(e), below.

c. Termination by Employee. Employee may terminate this Agreement at any time upon thirty (30) calendar days’ prior written notice to Company with Company’s only obligations following the date of termination being the payment of base salary and accrued, unused vacation compensation earned through the date of termination and any other amounts due upon such a termination pursuant to any other agreement between Employee and Company and the satisfaction of Company’s obligations with respect to the Put Option (and, in the Company’s discretion, the Repurchase Option) set forth in Section 10 hereof, and without liability for severance compensation of any kind. Vesting of any options held by Employee shall cease as of the date of termination.

d. Termination by Death or Disability. This Agreement shall terminate upon the death of Employee or upon the Disability (as defined below) of Employee. If this Agreement is terminated for any reason set forth in this subsection, then Employee shall be entitled to receive the severance compensation and benefits set forth in Section 9(b) above. For purposes of this subsection, “Disability” shall mean that Employee, due to physical or mental illness, becomes incapable of performing the essential functions of his position, for three months in the aggregate during any period of six consecutive months as reasonably determined by the Board.

e. Termination for Good Reason. If, without the prior written consent of Employee, (A) a significant reduction occurs in the Employee’s status, title, position, responsibilities, compensation or benefits, including the opportunity to earn a bonus; (B) any material breach by the Company of this Agreement occurs; (C) Company, or any successor to Company, as a result of a Change of Control, shall fail to continue or assume, as the case may be, the Company’s material obligations under this Agreement in connection with such Change of Control; (D) a mandatory relocation of Employee’s employment with the Company to a location greater than fifty (50) miles away from the Big Bend, Wisconsin area occurs where such mandatory relocation is approved by a Board comprised of a majority of members appointed by InterMedia Partners VII, L.P. or its affiliates, except for travel required in performance of

Employee’s duties and responsibilities, and in any of instances (A), (B), (C) or (D) above, Company or its successor, as the case may be, has not cured such material breach or condition within thirty (30) calendar days after receipt of written notice thereof given by Employee, this Agreement may be terminated by Employee subject to the notice and time limitations set forth in Section 9(c), above. For purposes of this Agreement, any termination of this Agreement by Employee in accordance with the terms of this subsection shall be defined as a termination for “Good Reason” and, notwithstanding Section 9(c), above, shall be deemed to constitute a termination of this Agreement by Company without Cause pursuant to Section 9(b), above. For purposes of this Agreement, “Change of Control” means any transaction or series of related transactions (i) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Stockholders (as defined in the Stockholders’ Agreement dated as of the date hereof among Company and the Stockholders party thereto, as amended from time to time (the “Stockholders’ Agreement”)), or persons controlling, controlled by or under common control with a Stockholder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of 50% or more of the issued and outstanding Voting Stock (as defined below) of Company, (ii) that results in the sale of all or substantially all of the assets of Company, or (iii) that results in any consolidation or merger of the Company with or into any other person, other than the Stockholders or persons controlling, controlled by or under common control with a Stockholder, or any other corporation reorganization, in which the holders of all equity interests of the Company immediately prior to such merger, consolidation or reorganization own equity interests of the entity surviving such merger, consolidation or reorganization representing less than 50% of the combined voting power of the outstanding securities of such entity immediately after such consolidation, merger or reorganization. As used herein, “Voting Stock” means any capital stock of any class of Company which has the right to vote on all matters submitted to holders of shares of the voting common stock, $0.001 par value per share, of Company (the “Common Stock”), and (ii) any security, right, option, warrant or agreement convertible into or exercisable to obtain any Common Stock or capital stock of any class of Company which has the right to vote on all matters submitted to holders of Common Stock.

f. Termination by Company for Cause. The Board may terminate this Agreement, effective immediately, for Cause (as defined below) with Company’s only obligations being the payment of base salary and accrued, unused vacation compensation earned through the date of termination, together with any other amounts due Employee as a result of such termination under any other agreement between Company and Employee and the satisfaction of Company’s obligations with respect to the Put Option (and, in the Company’s discretion, the Repurchase Option) set forth in Section 10 hereof, and without liability for severance compensation of any kind. For purposes of this Agreement, “Cause” means: (i) violation by Employee of any material term of this Agreement or the Restrictive Covenant Agreement; or (ii) Employee’s engagement in any of the following forms of misconduct: commission of any felony or misdemeanor where such misdemeanor involves dishonesty or materially adversely impacts the Company; theft of Company property; use of alcohol on Company’s premises or appearing during business hours on such premises while intoxicated, other than in connection with a Company-sponsored social event; illegal use of any controlled substance; illegal discriminatory or harassing behavior; or falsifying any document or willfully making any materially false or materially misleading statement relating to Employee’s employment by Company; or (iii) Employee’s failure to cure, within thirty (30) calendar days after receipt by Employee of notice from Company regarding, in each case under this Subsection 9(f)(iii), any material injury to the economic or ethical welfare of Company caused by Employee’s willful malfeasance, willful misconduct or material inattention to Employee’s duties and responsibilities under this Agreement, or any material failure to comply with the Company’s reasonable performance expectations. For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee intentionally and not in good faith.

10. Put and Repurchase Option.

a. Put Option for Termination Without Cause or by Death or Disability or for Resignation with or without Good Reason. Following Employee’s termination of employment without Cause, for Good Reason or by reason of death or Disability or Employee’s resignation with or without Good Reason, Employee or his estate, as the case may be, shall have the right, for a period of ninety (90) calendar days from the date of such termination, to cause Company (the “Put Option”) to purchase from Employee and his Permitted Transferees (as defined in the Stockholders’ Agreement), estate and beneficiaries that received shares from him, all or a portion of the equity securities (including vested options) held by Employee and such Permitted Transferees, estate and beneficiaries (collectively, the “Shares”) at the Fair Market Value (as defined herein) as of the date of Employee’s termination of employment by delivering to Company written notice (the “Put Notice”) specifying the number of Shares to be sold to Company pursuant to the Put Option. Except with respect to termination by reason of death as specified in Section 9(d), above, after receipt of the Put Notice, the parties shall consummate the sale of stock, and Company will pay one-half of the total purchase price to Employee, at a closing to occur within the later of (i) sixty (60) calendar days of the date of the Put Notice or (ii) ten (10) calendar days after the determination of the Fair Market Value, and will pay the remainder within twelve (12) months of such date. The closing of a Put Option exercised after the death of Employee shall be governed by Section 10(c) below.

b. Put and Repurchase Option for Termination for Cause. Following the termination of Employee’s employment by Company for Cause, Employee shall have a Put Option identical to that set forth in Section 10(a) above; provided, that the repurchase price pursuant to the Put Option shall be equal to 90% of the Fair Market Value as of the date of termination of Employee’s employment. Notwithstanding the foregoing, following the termination of Employee’s employment by Company for Cause, Company will have the right, for a period of ninety (90) calendar days from the date of such termination, to repurchase all or a portion of the Shares at a repurchase price equal to 90% of the Fair Market Value as of the date of termination of Employee’s employment (the “Repurchase Option”) by delivering to Employee written notice (the “Repurchase Notice”) specifying the number of Shares which Company intends to purchase from Employee pursuant to the Repurchase Option. If Employee exercises the Put Option or Company exercises the Repurchase Option, as the case may be, the parties shall consummate the sale of stock, and Company will pay (i) one-third of the total repurchase price of the Shares covered by such Put Option or Repurchase Option to Employee at a closing to occur within the later of (A) sixty (60) calendar days of the date of the Put Notice or the Repurchase Notice or (B) ten (10) calendar days after the determination of the Fair Market Value, (ii) one-third on the one-year anniversary of such closing date, and (iii) the balance of the total repurchase price on the two-year anniversary of such closing date. If the Company determines that a repurchase price with respect to either the Put Option or the Repurchase Option equal to 90% of the Fair Market Value as of the date of Employee’s termination of employment would make any payments to the Employee subject to a tax imposed on Employee pursuant to Internal Revenue Code Section 409A (or any successor thereto), the repurchase price with respect to either the Put Option or the Repurchase Option shall be equal to 100% of the Fair Market Value as of the date of Employee’s termination of employment.

c. Life Insurance. The Company will maintain a “key-person” term life insurance policy on the life of Employee in accordance with the terms of the Stockholders’ Agreement. If Employee’s estate exercises the Put Option following the death of Employee, Company will pay the repurchase price for the Shares covered by the Put Option (whether shares of Employee’s estate or other beneficiaries or Employee’s Permitted Transferees) to the full extent of the key-person term life insurance proceeds within ten (10) business days following receipt of such proceeds and the remaining repurchase price for the Shares covered by the Put Option will be payable in accordance with the timetable set forth in Section 10(a), above. Company agrees to use its reasonable best efforts to collect all such insurance proceeds as soon as is commercially reasonable after the death of Employee for use in accordance with the terms hereof.

d. Deferred Payments. Any deferred payment obligation from Company to Employee resulting from the exercise of the Put Option or Repurchase Option will be secured by the grant to Employee of a collateral pledge of all repurchased Shares. Employee will be entitled to hold all stock certificates representing the repurchased Shares until payment in full of all such deferred obligations.

e. Fair Market Value. The “Fair Market Value” of the Shares for purposes of the Put Option or Repurchase Option will be the fair market value as agreed to by Company and Employee (or Employee’s estate, as the case may be) at the time of the Put Option or Repurchase Option. If the parties cannot agree on the fair market value of the Shares within thirty (30) calendar days of the notice of the exercise of the Put Option or the Repurchase Option, as the case may be, an appraisal will be obtained by Company from an appraiser chosen by Company with approval from Employee not to be unreasonably withheld, at Company’s expense, to conclusively establish the Fair Market Value; provided, that for purposes of such determination by the appraiser, the “Fair Market Value” shall be considered to be the aggregate price at which a willing buyer and a willing seller, with neither acting under compulsion, would buy and sell all of the Shares which are subject to the Put Option or the Repurchase Option, as the case may be; provided further, that in no event shall the appraiser apply any discount to the shares subject to the Repurchase Option in excess of 15% of the Fair Market Value of the Shares (the “Discount Cap”). The parties will instruct the appraiser to make a final determination of the Fair Market Value within thirty (30) calendar days of being retained by Company. Company and Employee will have the right to present the appraiser, in writing or otherwise, with work papers, schedules and any other documents which such party reasonably believes to be pertinent to the appraiser’s duties under this subsection; provided, however, that neither party shall be permitted to notify the appraiser of the existence or amount of the Discount Cap or instruct the appraiser to apply or not apply any discount. Company and Employee will execute any and all engagement letters, confidentiality agreements and similar documents reasonably requested by the appraiser in connection with such engagement.

11. Successors and Assigns. Company, its successors and assigns may assign this Agreement to any person or entity, with or without Employee’s consent, who acquires all or substantially all of Company’s assets or Voting Stock in any transactions giving rise to a Change in Control. This Agreement thereafter shall bind, and inure to the benefit of, Company’s successor or assign. The Company shall not otherwise assign this Agreement, any interest therein or any of its rights hereunder. Employee shall not assign either this Agreement or any right or obligation arising thereunder, except that any expectancy of Employee hereunder shall be assignable by will or the laws of descent and distribution.

12. Notices. For purposes hereof, delivery of written notice shall be complete upon personal delivery, or upon mailing if mailed with proper postage prepaid by United States registered or certified mail, addressed to the party at the address set forth below, or to such other mailing address as the parties hereto may designate by written notice given in accordance with this section. Notice may also be given upon receipt of electronic facsimile; provided, however, that any facsimile notice shall only be deemed received if (a) the transmission thereof is confirmed, and (b) facsimile notice is followed by written notice, made either by (i) personal delivery thereof, or (ii) via deposit in registered or certified mail, postage prepaid, within three (3) business days following the facsimile notice. Notices shall be addressed to the parties as follows:

Company:	The Sportsman Channel, Inc.
W236 S7050 Big Bend Drive Suite 6 Big Bend, WI 53103 Attention: Secretary Facsimile: (262) 662-3890

with a copy to:	InterMedia Partners VII, L.P.
3033 E. First Avenue Suite 550 Denver, Colorado 80206 Facsimile: (303) 339-7543 Attention: David B. Koff

and

InterMedia Partners, L.P. 405 Lexington Avenue, 48th Floor New York, New York 10174 Facsimile: (212) 503-2879 Attention: Mark J. Coleman, Esq.

Employee:	To the address listed on the signature page hereto.

13. Disputes. Any action arising from or relating in any way to this Agreement, or otherwise arising from or relating to Employee’s employment with Company, shall be tried only in the state or federal courts situated in Milwaukee County, Wisconsin. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

14. Miscellaneous.

a. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to Company’s relationship with Employee, shall be governed by the internal laws of the State of Wisconsin, irrespective of the choice of law rules of any jurisdiction.

b. Withholdings. All payments made or payable under this Agreement shall be subject to legally required withholdings.

c. Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

d. Integration. This Agreement and the Restrictive Covenant Agreement constitute the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subsection, shall not be modified by word or deed, except in a writing signed by Employee and Company. Employee hereby expressly acknowledges that this Agreement is a complete novation of any and all prior employment agreements between Company and Employee.

e. Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

f. Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

g. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

[Remainder of page left intentionally blank]

Employee:	The Sportsman Channel, Inc.

/s/ Todd D. Hansen	By:	/s/ C. Michael Cooley
Todd D. Hansen		C. Michael Cooley President and Chief Executive Officer

[Signature Page to Employment Agreement]

Exhibit A

2006 Performance Targets

The “Performance Targets” for Company’s 2006 fiscal year shall be as follows:

EBITDA $(5,385,000)

Revenue $2,909,600

Subscriber 3,125,000

The parties acknowledge and agree that the “Performance Targets” for Company’s fiscal years subsequent to 2006 shall be determined by mutual written agreement of InterMedia Partners VII, L.P. and Company on or prior to February 1st of each fiscal year and, in the absence of such agreement, shall be determined by reference to Company’s Business Plan dated as of April 28, 2006.

1

Exhibit B

Form of Release

Employee, on behalf of Employee and Employee’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Employee, including, without limitation, Employee’s counsel (all of whom are collectively referred to as “Employee Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of its and their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys and insurers, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Employee Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the effective date of Employee’s termination of employment (the “Separation Date”), without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress or defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth herein shall not extend to: (i) any rights arising under the Employment Agreement between Company and Employee, including, without limitation, Company’s obligations with respect to the Put Option (and, in Company’s discretion, the Repurchase Option), any termination benefits to be paid to Employee on or after the date of termination; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) Employee’s rights, if any, to indemnification, and/or defense under any applicable law or Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Employee’s acts and omissions within the course and scope of Employee’s employment with the Company; (iv) any unpaid indebtedness of the Company to Employee existing at the time of termination; or (v) any claims Employee may have against InterMedia Partners VII, L.P., a Delaware limited partnership (and any successor thereto or assignee thereof, “InterMedia”), under that certain Stock Purchase and Contribution Agreement dated April 7, 2006 among Employee, InterMedia and certain other parties, or any of the agreements, instruments, documents or certificates executed and delivered in connection therewith.

Employee hereby warrants that Employee has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Employee further states and agrees that Employee is not aware of any illness, injury, or disability of Employee that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Employee before the Separation Date. Employee understands and

1

agrees that by signing this Agreement Employee is, except as set forth above, giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Employee’s employment relationship with the Company, including Employee’s separation from employment. Employee agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Employee may have against the Company, except as specifically provided otherwise in this Release

2

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”), dated as of April 29, 2011, by and between THE SPORTSMAN CHANNEL, INC. (the “Company”) and TODD D. HANSEN (the “Employee”).

W I T N E S S E T H:

WHEREAS, the parties entered into that certain Employment Agreement dated as of April 28, 2006 (the “Employment Agreement”) (all terms not otherwise defined herein have the meanings given in the Employment Agreement); and

WHEREAS, the parties desire to extend the Term for one (1) year pursuant to the terms of this Addendum.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term. The Term is hereby extended for one (1) years, to April 28, 2012 (the “Renewal Term”.

2. Compensation. Section 2(c) is hereby added to the Employment Agreement to read in its entirety as follows:

“During the Renewal Term, Employee’s base salary shall be $225,000 per year, payable in equal installments in accordance with Company’s standard payroll practices and schedule. During the Renewal Term, the Performance Bonus shall be an amount up to twenty-five percent (25%) of the base salary (or $56,250), calculated in accordance with the procedures contained in Section 2(a). Each Performance Target for the Renewal Term has been established by the Board in the 2011 budget for the Company. The Performance Bonus, if any, will be prorated, in good faith by the Board, in the event the Employee is terminated during the Renewal Term without Cause. During the Renewal Term, the Performance Bonus is based on the calendar year 2011 and not on the Company’s fiscal year.”

3. Paid Leave. Section 4(a) of the Employment Agreement is deleted in its entirety and is revised in its entirety to read as follows:

“During the Renewal Term, Employee will receive twenty (20) business days’ of paid vacation leave. Employee will use his best efforts to schedule his vacation during times that will have least negative effect on the Company, and in no event will Employee take more than ten (10) consecutive days of vacation. Paid vacation is a benefit of time, not money. Any vacation leave not taken during the Renewal Term will be forfeited, regardless of whether the Renewal Term is terminated early pursuant to the terms of the Employment Agreement. In no event will Employee be entitled to payment on account of entitlement for paid leave.”

1

4. Term and Termination. Section 9(g) is hereby added to the Employment Agreement to read in its entirety as follows:

“During the Renewal Term, in the event of termination without Cause as provided for in Section 9(b), Company shall continue to pay Employee’s base salary through the end of the Renewal Term only, notwithstanding the provisions of Section 9(b)(A), and Company shall pay the cost of health insurance through the end of the Renewal Term through the end of the Renewal Term only, notwithstanding the provisions of Section 9(b)(E). During the Renewal Term, Section 9(e) relating to termination for Good Reason shall not apply.”

5. Put and Repurchase Option. Section 10(f) is hereby added to the Employment Agreement to read in its entirety as follows:

“During the Renewal Term, there shall be no Put Option or Repurchase Option. During the Renewal Term, Sections 10(a) through 10(e) shall not apply.”

6. Acknowledgment. Company and Employee each acknowledge and agree that except as amended, the provisions of the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended hereby, is a binding obligation of each of the parties. The Employment Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Employment Agreement or this Addendum shall be made, except by a written agreement signed by Company and Employee.

IN WITNESS WHEREOF, the parties have hereunto executed this Extension as of the day and year first above written.

THE SPORTSMAN CHANNEL, INC.

By:	/S/ THE SPORTSMAN CHANNEL, INC.

By:	/S/ TODD D. HANSEN
TODD D. HANSEN

2

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”), dated as of April 28, 2012, by and between THE SPORTSMAN CHANNEL, INC. (the “Company”) and TODD D. HANSEN (the “Employee”).

W I T N E S S E T H:

WHEREAS, the parties entered into that certain Employment Agreement dated as of April 28, 2006, as extended by that Addendum to Employment Agreement dated as of April 29, 2011 (the “Employment Agreement”) (all terms not otherwise defined herein have the meanings given in the Employment Agreement); and

WHEREAS, the parties desire to extend the Term for one (1) year pursuant to the terms of this Addendum.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term. The Term is hereby extended for one (1) year, to April 28, 2013 (the “Renewal Term”.

2. Compensation. Section 2(c) is hereby added to the Employment Agreement to read in its entirety as follows:

“During the Renewal Term, Employee’s base salary shall be $230,000 per year, payable in equal installments in accordance with Company’s standard payroll practices and schedule. During the Renewal Term, the Performance Bonus shall be an amount up to twenty-five percent (25%) of the base salary (or $57,500), calculated in accordance with the procedures contained in Section 2(a). Each Performance Target for the Renewal Term has been established by the Board in the 2012 budget for the Company. The Performance Bonus, if any, will be prorated, in good faith by the Board, in the event the Employee is terminated during the Renewal Term without Cause. During the Renewal Term, the Performance Bonus is based on the calendar year 2012 and not on the Company’s fiscal year.”

3. Paid Leave. Section 4(a) of the Employment Agreement is deleted in its entirety and is revised in its entirety to read as follows:

“During the Renewal Term, Employee will receive twenty (20) business days’ of paid vacation leave. Employee will use his best efforts to schedule his vacation during times that will have least negative effect on the Company, and in no event will Employee take more than ten (10) consecutive days of vacation. Paid vacation is a benefit of time, not money. Any vacation leave not taken during the Renewal Term will be forfeited, regardless of whether the Renewal Term is terminated early pursuant to the terms of the Employment Agreement. In no event will Employee be entitled to payment on account of entitlement for paid leave.”

1

4. Term and Termination. Section 9(g) is hereby added to the Employment Agreement to read in its entirety as follows:

“During the Renewal Term, in the event of termination without Cause as provided for in Section 9(b), Company shall continue to pay Employee’s base salary through the end of the Renewal Term only, notwithstanding the provisions of Section 9(b)(A), and Company shall pay the cost of health insurance through the end of the Renewal Term through the end of the Renewal Term only, notwithstanding the provisions of Section 9(b)(E). During the Renewal Term, Section 9(e) relating to termination for Good Reason shall not apply.”

5. Put and Repurchase Option. Section 10(f) is hereby added to the Employment Agreement to read in its entirety as follows:

“During the Renewal Term, there shall be no Put Option or Repurchase Option. During the Renewal Term, Sections 10(a) through 10(e) shall not apply.”

6. Acknowledgment. Company and Employee each acknowledge and agree that except as amended, the provisions of the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended hereby, is a binding obligation of each of the parties. The Employment Agreement, as amended hereby, may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties, and there are no unwritten oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of the Employment Agreement or this Addendum shall be made, except by a written agreement signed by Company and Employee.

IN WITNESS WHEREOF, the parties have hereunto executed this Extension as of the day and year first above written.

THE SPORTSMAN CHANNEL, INC.

By:	/S/ THE SPORTSMAN CHANNEL, INC.

By:	/S/ TODD D. HANSEN
TODD D. HANSEN

2